Exhibit 99.1

DUNKIN’ BRANDS NAMES NEIL MOSES CHIEF GLOBAL STRATEGY OFFICER AND PAUL CARBONE CHIEF FINANCIAL OFFICER

CANTON, MA (June 7, 2012) — Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that Neil Moses, formerly Dunkin’ Brands Chief Financial Officer, is being named Chief Global Strategy Officer in recognition of his increasing focus on driving the Company’s strategic initiatives. He will continue to report to Nigel Travis, Dunkin’ Brands CEO and Dunkin’ Donuts President, U.S., and oversee the Company’s strategy, finance, global supply chain, and information technology functions. Paul Carbone, formerly Dunkin’ Brands Vice President, Finance and Strategy, is being promoted to Chief Financial Officer. He will continue to report to Mr. Moses and will be responsible for the Company’s finance, investor relations and loss prevention functions.

“These moves recognize Neil’s and Paul’s incredible contributions to the success of Dunkin’ Brands, including the successful launch of our IPO last summer,” said Nigel Travis, Dunkin’ Brands CEO and Dunkin’ Donuts President, U.S. “This also further solidifies our world-class management team and positions us well for the future.”

Mr. Moses joined Dunkin’ Brands in November 2010. He had previously served as Executive Vice President, Chief Financial Officer of Parametric Technology Corporation (PTC), a Massachusetts-based software company. Prior to that position, Mr. Moses served as the CFO for a variety of companies in the technology and retail sectors.

Before joining Dunkin’ Brands in 2008, Mr. Carbone served as the Senior Vice President and Chief Financial Officer for Tween Brands where he had responsibility for the company’s financial functions, loss prevention and travel management. Mr. Carbone also served in financial leadership roles for several retail organizations.

“Neil and Paul are both highly motivated, talented executives with a passion for results, for our brands and for our franchisee-focused business model,” concluded Travis.

###

About Dunkin’ Brands

With more than 16,800 points of distribution in nearly 60 countries worldwide, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN) is one of the world’s leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of 2011, Dunkin’ Brands’ nearly 100 percent franchised business model included more than 10,000 Dunkin’ Donuts restaurants and more than 6,700 Baskin-Robbins restaurants. For the full-year 2011, the company had franchisee-reported sales of approximately $8.3 billion. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass.

Contacts:

Michelle King	Stacey Caravella
Director, Global Public Relations	Director, Investor Relations
Dunkin’ Brands, Inc.	Dunkin’ Brands, Inc.
michelle.king@dunkinbrands.com	investor.relations@dunkinbrands.com
781-737-5200	781-737-3200